Exhibit 23.1

Consent of Independent Auditor

We consent to the incorporation by reference in the registration statements on Form S-8 (No. 333-224500) and on Form S-4 (No. 333-236920) of Level One Bancorp, Inc., of our report dated March 8, 2019 with respect to the consolidated financial statements of Ann Arbor Bancorp, Inc., included in this current report on Form 8-K/A of Level One Bancorp, Inc., dated March 19, 2020.

Saginaw, Michigan
March 19, 2020